Exhibit (p)(1)

C.                                    Code of Ethics and Personal Accounts Trading Policy

This Code of Ethics and Personal Accounts Trading Policy (the “Code of Ethics”) applies to (i) Avenue (including with respect to the Public Funds) and all employees and other supervised persons of Avenue, including certain consultants and other third parties that Avenue requires be subject to its policies and procedures (hereinafter collectively referred to as “Employees”) and (ii) all employees, officers and trustees of each Public Fund (“Public Fund Personnel”) who are “Access Persons”(1) of such Public Fund.  For purposes of this Code of Ethics, Employees and such Public Fund Access Persons are referred to as “Employees.”

Employees are generally prohibited from purchasing securities of individual companies (e.g., Yahoo, G.E., etc.).  However, certain securities transactions are permitted, subject to compliance with the policy and procedures set forth herein.

The Chief Compliance Officer(2), in his or her sole discretion, may waive the requirements of this Code of Ethics, provided the waiver is consistent with the intent of this Code of Ethics.  In addition, the reporting and approval required for Access Persons of a Public Fund who are not employees of Avenue may be executed through the PTA system on a proxy basis.

1.              Purpose of the Code of Ethics

Rule 17j-1 under the Investment Company Act and Rule 206(4)-7 under the Advisers Act require, among other things, a registered fund and investment advisers to adopt a Code of Ethics containing provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by Rule 17j-1(b)

(1)                                 For purposes of this Code of Ethics, Access Person of a Public Fund includes:

(A) (i) any trustee, director, officer, partner or employee of the Public Fund or Avenue (or of any company in a control relationship to the Public Fund or Avenue), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Public Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a control relationship to the Public Fund or Avenue who obtains information concerning recommendations made to the Public Fund with regard to the purchase or sale of securities by the Public Fund and (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by the Public Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Public Fund regarding the purchase or sale of securities; and

(B) any of Avenue’s supervised persons: (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client, ; and (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Avenue, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of Avenue.

(2)                                 References in this Code of Ethics to the Chief Compliance Officer mean, (i) in the case of  Employees, the Chief Compliance Officer of Avenue and (ii) in the case of Employees who are not Employees of Avenue, the Chief Compliance Officer of the applicable Public Fund.

and prohibited conduct under the Advisers Act and the rules thereunder.  In order to comply with Rule 17j-1, each Public Fund has also adopted a Code of Ethics substantially similar to this Code of Ethics.

2.                                      Prohibited Conduct

Pursuant to the Investment Company Act and the Advisers Act, it is unlawful for Employees and Public Fund Personnel to:

•                                          employ any device, scheme or artifice to defraud an Avenue Fund;

•                                          make any untrue statement of a material fact to an Avenue Fund or fail to state a material fact necessary in order to make the statements made to an Avenue Fund, in light of the circumstances under which they were made, not misleading;

•                                          engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon an Avenue Fund; or

•                                          engage in any manipulative practice with respect to an Avenue Fund,

in connection with the purchase or sale (directly or indirectly) by such persons of a security “held or to be acquired”(3) by an Avenue Fund.

All Employees are prohibited hereby from violating Rule 17j-1(b).

3.                                      Definition of a “Personal Account”

For purposes of this Code of Ethics, a “Personal Account” includes any account in which any Employee has a direct or indirect beneficial (i.e., pecuniary) interest or trading discretion, including the accounts of:

•                  an Employee’s spouse (other than a legally separated or divorced spouse);

•                  any other family member who resides with an Employee or whose account is managed by an Employee or another family member residing in the home of the Employee; and

•                  any other account, except funds and accounts managed by Avenue and its affiliates, when an  Employee or an individual specified above has a pecuniary interest in the account or exercises control over the account, including a trust or partnership account.

Employees are cautioned that under the federal securities laws, a wide variety of indirect interests, or accounts over which Employees may exercise direct or indirect control or influence, may constitute a

(3)                                 With respect to a Public Fund, a security “held or to be acquired” means (i) any Covered Security (as defined under Rule 17j-1(a)(4)) which, within the most recent 15 days: (A) Is or has been held by the respective fund; or (B) Is being or has been considered by the respective fund or its investment adviser for purchase by the respective fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security that is described in (i)(A) or (i)(B).

Personal Account. In case of any doubt or uncertainty, employees are strongly urged to discuss the applicability of these rules with the Chief Compliance Officer.

For purposes of this Code of Ethics, Personal Accounts do not include any account over which the Employee has granted a paid third-party investment discretion, such as hedge funds, funds of funds, private equity funds, real estate funds and other private funds, but only if the third party has full discretion and the Employee does not issue instructions to the third party or have influence over the specific transactions executed for the account.  However, Employees may not give discretion to manage an account to a family member for purposes of evading this Code of Ethics. An Employee that opens a discretionary personal account shall promptly provide the Chief Compliance Officer with a letter from his or her broker in a form satisfactory to the Firm that the Employee does not have discretion over the account. The Employee shall also certify on a periodic basis that he or she has not attempted to influence the securities to be purchased or sold in such account.

Types of Accounts Included in the Personal Account Trading Policy

This policy applies to any Personal Account in which securities transactions may be executed or in which securities may be held, including, without limitation:

•                  brokerage accounts, including IRA accounts;

•                  safety deposit box, lock-box or bank vault, holding certificated securities or private placement agreements;

•                  401K accounts (unless the plan is limited to holding SEC registered open-end mutual funds, then such accounts do not need to be reported);

•                  fund accounts, if such account can hold privately placed funds, funds formed under the laws of a jurisdiction other than the U.S., ETFs or closed end funds; and

•                  non-U.S. bank accounts or accounts at financial institutions (such as asset management companies or insurance institutions), if such accounts have the ability to trade in or hold securities.

Employees who are located in the United States are required to use reasonable efforts to maintain their personal brokerage accounts with brokers that provide data in an electronic format.  If a United States based Employee maintains a Personal Account at a brokerage firm that does not provide transaction and holdings information electronically, the Employee shall use his or her reasonable efforts to instruct the broker to provide such information electronically.  Otherwise, the Employee may be required to move their personal brokerage account to one of the approved brokers as designated by the Chief Compliance Officer.

5.                                      Securities Subject to Personal Trading Requirements

For purposes of the Code of Ethics, the term “security” is interpreted very broadly and includes, without limitation, stocks, bonds, notes, bills, debentures and includes puts, calls, other options, rights or futures based on securities, security-based swaps and, for this Code of Ethics only, trade claims and bank debt. (4)

6.                                      Trading on Personal Accounts

This Personal Account trading policy is restrictive.  Specifically, Employees may not trade in securities, including, without limitation, initial public offerings (“IPO”), except as set forth in this policy.

(i)             Personal Account Transactions Where No Pre-Approval or Reporting Is Required

The following types of securities are excluded from the personal trading policies and procedures, including Employee pre-approval and reporting requirements:

•                  direct obligations of the government of the United States;

•                  bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (i.e., any instrument with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements;

•                  U.S. registered money market fund shares;

•                  shares of open-end mutual funds that are not advised or sub-advised by Avenue or its affiliates;

•                  currencies; and

•                  shares issued by unit investment trusts that are invested exclusively in one or more open-ended funds.

(ii)          Personal Account Transactions Where Pre-Approval Is Required

The following securities transactions may be made only upon obtaining pre-approval from the Chief Compliance Officer:

•                  sale of single name securities held in an account (e.g., Google, Coca-Cola)

•                  direct obligations of any city or state government in the U.S.;

•                  direct obligations of foreign governments;

•                  mutual or money market funds formed under the laws of a foreign jurisdiction, including, without limitation, shares of UCITS funds;

(4)                                 While bank debt and trade claims may not be defined as securities under the Securities Act, the Firm is including them as securities for our personal trading policy because these are investments made by the Avenue Funds and personal trading in these investments could cause a conflict.

•                  auction rate securities;

•                  ETFs, which are index funds that represent a passively held basket of stock that reflects the composition of an index (e.g., Diamonds or Spiders);

•                  employer-granted options, (including the exercise and sale of the underlying common stock)  Note:  With pre-approval from the Chief Compliance Officer, an Employee may enter hedging transactions for the purpose of hedging Employee stock and option grants held by the Employee;

•                  shares of any closed-end fund, including those that are advised or sub-advised by Avenue or its affiliates;

•                  shares of open-end mutual funds that are advised or sub-advised by Avenue or its affiliates.

•                  private placements and other unregistered offerings (including, without limitation, hedge funds, funds of funds, private equity funds, real estate funds and other private funds); and

•                  the purchase, by an Employee, of securities of a company pursuant to a rights offering made to existing shareholders up to an amount equal to such employee’s pro-rata holdings in the company; and

•                  real estate investment trusts (REITs).

Any Personal Account transactions made by the Chief Compliance Officer requiring pre-approval must be pre-approved by a Managing Director in Avenue’s Legal Department.

7.                                      Personal Account Pre-Approval Process

Employees may transact in any of the above listed securities by completing the electronic Trading Pre-Approval form in the PTA System and receiving approval from the Chief Compliance Officer.

Avenue’s Compliance Department will confirm that Avenue has not traded the security in the past five trading days (and has no present intent to transact in such security) with the applicable portfolio manager(s) and confirm that such security is not on the Focus List or Restricted List maintained by Avenue.  Depending on the liquidity of the security being traded (e.g., highly liquid securities like spider options) the applicable portfolio manager may approve an Employee’s trade even when the Firm has traded the security in the prior five trading days or may trade such security in the future.  The Chief Compliance Officer will approve or deny the transactions and will notify the Employee of pre-clearance.  Notification of approval or denial to trade may also be made verbally or by email for a designated Employee who is not on premises at the time the request is made.  Verbal or email approval must also be documented in the PTA System.

Any pre-approval given will remain in effect only for the day on which approval is granted and the business day immediately following the pre-approval date (i.e., approval is only good for two days, also known as T+1; provided, however, that privately placed securities transactions are not required to close in T+1).  If the transaction is not completed within the T+1 pre-approval window, pre-approval must be obtained again.  This procedure also must be followed for any uncompleted portion of a previously approved transaction.

If the Chief Compliance Officer later determines that execution of a previously approved trade for a Personal Account could create the appearance of impropriety, the Employee may be required to sell the position and/or forfeit the profits obtained or losses avoided, if any, in the trade.

8.                                      Reporting Procedures

Within 10 days of commencing employment and annually thereafter, all Employees must report the following:

•                  Personal Accounts.  In addition, all accounts opened during an Employee’s employment must be promptly reported;

•                  All securities, bank debt and trade claim holdings for which such persons are direct or indirect beneficial owners or have investment discretion (i.e., holdings in any Personal Account); and

•                  All securities, bank debt and trade claim transactions within 30 days of the end of each quarter.

In addition, all Employees must certify annually that their personal investment holdings, as submitted to the Chief Compliance Officer, are accurate.

•                  Managed Accounts. To the extent an Employee has a personal brokerage account over which he or she does not have discretion, that Employee and the broker with discretion periodically, but not less than annually, must certify that the Employee did not exercise or try to exercise any discretion with respect to any transaction.

The Chief Compliance Officer must identify the Employees required to provide the reports required under this Section II.C.8 and must inform such Employees of their reporting obligation.

The above certifications will be made in the PTA System (or by such other means as the Chief Compliance Officer determines).

Employees may not open new trading accounts without the prior approval of the Chief Compliance Officer.  Absent special circumstances, the Chief Compliance Officer does not expect to approve new accounts with a brokerage firm unless Avenue will receive Personal Account transaction confirmations and holdings statements electronically from such broker.

9.                                      Exceptions

The reporting procedures in Section II.C.8. above do not apply to accounts over which an Employee has granted a third party investment discretion, as described in Section 3 of the Code of Ethics.  In addition, any trustee or director of a Public Fund, as the case may be, that is not an interested person of such Public Fund (a “Disinterested Trustee”) need not follow the reporting procedures described above.  A

Disinterested Trustee that is an Access Person need only report a transaction in a security in a quarterly transaction report if such Disinterested Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of a Public Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such security was purchased or sold by the Public Fund or the purchase or sale of such security was being considered by the Public Fund or the Adviser.

10.                               Sanctions

Violations of the Code of Ethics may result in disgorgement of profits, monetary and other penalties, censure, suspension or termination of employment.  Failing to comply with the Code of Ethics may also violate federal and state laws.  Violations, and concerns about potential violations, of the Code of Ethics should be reported immediately to the Chief Compliance Officer.

11.                               Reports to Boards of Trustees of each Public Fund (the “Board”)

No less frequently than annually, each Public Fund’s Chief Compliance Officer, on behalf of the Public Fund, and the respective Public Fund adviser must each furnish to such Public Fund’s Board and  the Board must consider, a written report that:

describes any issues arising under the Code of Ethics or procedures since the last report to such Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

certifies that a Public Fund or the Public Fund adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

12.                               Recordkeeping

The Chief Compliance Officer will arrange for records to be maintained relating to compliance with the Code of Ethics as follows:

•                  a copy of the Code of Ethics and amendments thereto;

•                  a record of any violation of the Code of Ethics and any action taken as a result of the violation;

•                  a record of all written acknowledgments by each Employee that she/he has received the Code of Ethics and any amendments thereto;

•                  Record of all persons (within the last 5 years) required to make reports under the Code of Ethics;

•                  Code of Ethics / PTA reports;

•                  Records of decision (and supporting reasons) to allow persons covered by the Code of Ethics to purchase securities; and

•                  A record of all holdings and transactions either through broker feeds and/or brokerage statements and trade confirmations.